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                    UNITED STATES                    OMB Number:  3235-0167
         SECURITIES AND EXCHANGE COMMISSION          Expires: October 31, 2004
               WASHINGTON, D.C. 20549                Estimated average burden
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                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                   Commission File Number 779033


                              CONDOR SYSTEMS, INC.
                                CEI SYSTEMS, INC.
          (EXACT NAME OF CO-REGISTRANTS AS SPECIFIED IN THEIR CHARTERS)


                  18705 Madrone Parkway, Morgan Hill, CA 95037
                                 (408) 201-6725
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF CO-REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

               11 7/8% SERIES B SENIOR subordinated Notes Due 2009
            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                                      NONE

       (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE
                  REPORTS UNDER SECTION 13(a) OR 15(d) REMAINS)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)    [ ]            Rule 12h-3(b)(1)(ii)    [ ]
              Rule 12g-4(a)(1)(ii)   [ ]            Rule 12h-3(b)(2)(i)     [ ]
              Rule 12g-4(a)(2)(i)    [ ]            Rule 12h-3(b)(2)(ii)    [ ]
              Rule 12g-4(a)(2)(ii)   [ ]
              Rule 12h-3(b)(1)(i)    [ ]            Rule 15d-6              [X]

Approximate number of holders of record as of the certification or notice date:
20

Pursuant to the requirements of the Securities Exchange Act of 1934, Condor Systems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE:     January 29, 2002             BY:        /s/ Frederic B. Bassett
      ------------------------             -------------------------------------
                                                     FREDERIC B. BASSETT
                                                 CHIEF FINANCIAL OFFICER AND
                                                          SECRETARY